Exhibit 99.1

PRESS CONTACT:

Rachel Loya

KRT Marketing for Westaff, Inc.

(P) 925.284.6255

(E) rachel@krtmarketing.com

Westaff Names Kristi Kennedy Senior Vice President, Field Operations

18-year Staffing Veteran Adds Proven Field Operations Experience to Company Leadership

WALNUT CREEK, Calif., Oct. 15, 2007 – Westaff, Inc. (NASDAQ:WSTF), today named Kristi Kennedy senior vice president, field operations. Kennedy assumes the role immediately and will manage all facets of Westaff’s field operations in the United States.

“I’ve had the pleasure of working with Kristi for a number of years and I believe her to be an outstanding leader,” commented Westaff CEO and Chairman Michael T. Willis. “I look forward to her joining the Westaff team.”

Kennedy most recently served as the senior vice president, operations at CORESTAFF, where she was responsible for field operations, including sales, service delivery and profitability. Prior to assuming this role, Kennedy held various leadership positions at CORESTAFF’s division level, including Central Division president. The 18-year staffing industry veteran began her career upon graduating from Indiana University, working her way up from staffing executive to regional vice president at Talent Tree.

“Westaff’s strong client base and field office network presents many opportunities for growth,” remarked Kennedy. “I look forward to working with the company’s talented leadership, at both the field and corporate levels, to deliver excellent service to new and future client communities.”

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets, servicing more than 15,000 client accounts from more than 208 offices located throughout the United States, the United Kingdom, Australia and New Zealand. Westaff provides client companies with 125,000 temporary and permanent placement employees annually in the areas of administration, call centers and light industry. For more information, please visit www.westaff.com.

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This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, statements regarding the Company’s future growth, profitability, expansion in key markets and new business segments and the Company’s ability to achieve any of these goals.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.